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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

           RURAL CELLULAR CORPORATION CONVERTS INTER-COMPANY DEBT WITH
                         WIRELESS ALLIANCE INTO EQUITY

JUNE 10, 1999--ALEXANDRIA, MN--Rural Cellular Corporation (Nasdaq/NMS: RCCC) announced that, effective June 7, 1999, it converted $12.5 million of inter-company debt with Wireless Alliance, LLC ("Wireless Alliance") into equity. This conversion increases Rural Cellular Corporation's ownership in Wireless Alliance from 51% to 70%.

Wireless Alliance is a joint venture formed in 1996 by Rural Cellular Corporation ("RCC") and an affiliate of Aerial Communications, Inc. It primarily markets PCS digital wireless services under the UNICEL-Registered Trademark- trade name in Fargo and Grand Forks, North Dakota; Moorhead and Duluth, Minnesota; Virginia and Hibbing, Minnesota; Sioux Falls, South Dakota, and Superior, Wisconsin.

"Since entering into this agreement in 1996, we have been extremely pleased to partner with RCC, a respected and innovative company," said Don Warkentin, President and Chief Executive Officer for Aerial. "Wireless Alliance has been tremendously successful and will continue to be so under this new arrangement."

Richard Ekstrand, RCC's president and chief executive officer, said: "We believe our increased ownership in Wireless Alliance represents a vote of confidence to its successes made to date and is a strategic step towards our long term wireless strategy."

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FINANCIAL CONTACT:                   MEDIA:

Wesley E. Schultz (CFO)             Chris Boraas (Manager, Investor Relations)
320/762-2000                        320/808-2451

World Wide Web address:  http://www.rccwireless.com
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